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                                                                      EXHIBIT 15

The Board of Directors
First American Corporation

Re:  Form S-3 Filing for the First American Corporation
     Dividend Reinvestment and Stock Purchase Plan

With respect to the subject registration statement, we acknowledge our awareness of the use therein to our reports dated October 21, 1994, July 21, 1994, and April 21, 1994 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                                Very truly yours,




                                                KPMG Peat Marwick LLP
                                                /s/ KPMG Peat Marwick LLP


Nashville, Tennessee
January 19, 1995